Exhibit (d)(1)

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”), dated January 9, 2005, among HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation (“Hollywood”), Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), GEI CAPITAL IV, LLC, a Delaware limited liability company (“Green Capital”), GREEN EQUITY INVESTORS IV, L.P., a Delaware limited partnership (“GEI”), CARSO HOLDINGS CORPORATION, a Delaware corporation (“Holdings”) and HOLLYWOOD MERGER CORPORATION, an Oregon corporation formerly named Cosar Corporation (“Merger Sub” and, together with LGP, Green Capital, GEI and Holdings, the “Green Parties”).

WHEREAS, Hollywood, Holdings and Merger Sub entered into an Agreement and Plan of Merger dated as of March 28, 2004 (the “Original Merger Agreement”);

WHEREAS, Hollywood, Holdings and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger dated as of October 13, 2004 (the “Merger Agreement”), providing, upon the terms and subject to the conditions contained in the Merger Agreement, for Merger Sub to be merged with and into Hollywood (the “Merger”);

WHEREAS, LGP, on behalf of GEI, delivered a letter, dated March 28, 2004, to the Board of Directors of Hollywood relating to the provision of $219 million of preferred and common equity financing to Holdings in connection with the transactions contemplated by the Original Merger Agreement (the “Original Commitment Letter”);

WHEREAS, LGP, on behalf of GEI, delivered a letter, dated October 13, 2004, to the Board of Directors of Hollywood relating to the provision of $160 million of preferred and common equity financing to Holdings in connection with the Merger (the “Commitment Letter” and, together with the Original Merger Agreement, the Merger Agreement, and the Original Commitment Letter, the “Transaction Documents”);

WHEREAS, pursuant to the terms, and subject to the conditions of this Agreement, (a) Hollywood, Holdings and Merger Sub have agreed to terminate the Merger Agreement and (b) Hollywood has agreed to release LGP and GEI of all of their obligations pursuant to the Commitment Letter and the Original Commitment Letter;

WHEREAS, Hollywood, TG Holdings, Inc., an Oregon corporation (“Buyer”) and Movie Gallery, Inc., a Delaware corporation, intend, simultaneously with the termination of the Merger Agreement, to execute an Agreement and Plan of Merger of even date herewith, (the “Buyer Merger Agreement”), providing, upon the terms and conditions thereof, for a merger of a direct wholly owned subsidiary of Buyer with and into Hollywood (the “Buyer Merger”);

WHEREAS, pursuant to Section 6.2(c) of the Merger Agreement, the Special Committee (as defined in the Merger Agreement) and the board of directors of Hollywood each has withdrawn its recommendation to the holders of Hollywood common stock that they approve the Merger Agreement;

WHEREAS, the parties hereto agree to enter into mutual releases of any and all claims arising under or relating to the Transaction Documents; and

WHEREAS, Holdings and Hollywood believe that it is in their respective best interests and in the best interests of their respective stockholders that the uncertainty with respect to the Merger and the proposed Buyer Merger be resolved as promptly as practicable.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties do hereby agree as follows:

1. Payment by Hollywood to LGP. Within two (2) Business Days after executing this Agreement, Hollywood shall wire transfer to LGP in immediately available funds, Four Million Dollars ($4,000,000.00) to be paid into a bank account specified in writing by LGP. Within one Business Day after executing this Agreement, LGP shall provide Hollywood with a documented itemization setting forth in sufficient detail to show the expenses for which it seeks payment.

2. Termination of Transaction Agreements; Preservation of Rights and Obligations Under The Confidentiality Agreement As Modified By Section 8.7 of the Merger Agreement.

(a) Hollywood, Holdings and Merger Sub agree that the Merger Agreement is hereby terminated effective as of the date hereof by Hollywood in accordance with Section 10.1(f) thereof, and, accordingly, the Merger Agreement shall have no further force or effect from and after such time, except as expressly provided hereinafter in this Section 2. The Confidentiality Agreement, dated February 10, 2004, between Hollywood and LGP, as modified by Section 8.7 of the Merger Agreement, shall continue in full force and effect and shall remain binding upon LGP according to its terms. Nothing in this Agreement, including but not limited to the Releases as provided by Section 3 of this Agreement, shall be deemed to be or is intended to be a waiver or release of any claims that Hollywood has, may now have or may have in the future for breach of the Confidentiality Agreement as modified by Section 8.7 of the Merger Agreement or any available remedy arising out of a breach.

(b) Hollywood hereby agrees that the rights of Hollywood and the obligations of LGP and GEI under the Commitment Letter and the Original Commitment Letter are hereby terminated and the Commitment Letter and the Original Commitment Letter shall have no further force or effect from and after such time.

3. Releases. Each of Hollywood, LGP, Green Capital, GEI, Holdings and Merger Sub agrees to, and shall, execute releases immediately upon execution of this Agreement, in the form attached hereto as Exhibits A and B, as applicable (collectively the “Releases”). Each of the parties hereto hereby represents and warrants that it has not, and agrees that it will not, assign, convey or otherwise transfer any claim, demand or cause of action or any part thereof relating to any matters covered by the Releases. Nothing in this Agreement or the Releases shall be deemed a release or discharge of any claim to enforce this Agreement. For purposes of the Releases, any person who is or was a director or officer of Hollywood shall not be deemed as an Affiliate of LGP, Green Capital, GEI, Holdings or Merger Sub to the extent that he was acting solely in his capacity as a director or officer of Hollywood.

4. Effect of Termination.

(a) Except as expressly provided in Section 2(a) of this Agreement, Hollywood and the Green Parties agree that, notwithstanding any provision of the Merger Agreement, the Original Merger Agreement, the Commitment Letter or the Original Commitment Letter that may be to the contrary, none of Hollywood or any of the Green Parties (or their respective Affiliates (as defined in the Merger Agreement) or Representatives (as defined in the Merger Agreement)) shall have any liabilities to the others for any breach or alleged breach of the Merger Agreement, the Original Merger Agreement, the Commitment Letter or the Original Commitment Letter including, without limitation, any willful or intentional breach thereof. Nothing in this Agreement or the Releases shall be construed to release any claims by Hollywood against any person who is currently or who was an officer and/or director of Hollywood for breach of that person’s duties and obligations solely in his capacity as an officer or director of Hollywood including but not limited to all duties and obligations as an officer or director of Hollywood that arise out of, relate to or are connected in any way to the Transaction Documents.

(b) Hollywood hereby agrees that, notwithstanding any provision of the Commitment Letter or the Original Commitment Letter to the contrary, LGP (and its Affiliates and Representatives) shall not have any liabilities to Hollywood or Affiliates for any breach or alleged breach of the Commitment Letter or the Original Commitment Letter, including, without limitation, any willful or intentional breach thereof.

(c) Nothing in this Agreement shall constitute or be deemed to constitute an admission of fault, wrongdoing or liability on the part of any party hereto (or its Affiliates or Representatives), each of the parties acknowledging, without conceding any infirmity in its claims or defenses, that it is entering into this Agreement solely in order to avoid the further expense and inconvenience of litigation. This Agreement (and all drafts hereof) are for settlement purposes and will not be used by the parties in any litigation, other than litigation arising out of this Agreement.

5. Schedule 13E-3. Promptly, but in no event more than 2 business days, following the execution of this Agreement, Hollywood, LGP, GEI, Green Capital, Holdings and Merger Sub will file a final amendment to Schedule 13E-3 substantially in the form reasonably acceptable to the parties.

6. Litigation. The parties will cooperate with one another in defending any claims or litigation relating to or arising out of the Transaction Documents, this Agreement or the transactions contemplated hereby or thereby, including, without limitation, the Scheduled Litigation (as defined below). No party shall take any action to promote, assist or encourage the prosecution of the Scheduled Litigation against any other party hereto.

7. Press Release; Publicity. Hollywood has furnished to LGP a form of press release that it intends to issue shortly after execution of this Agreement.

8. Arbitration of Claims. Any dispute, claim or controversy between or among the parties to this Agreement arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before a panel of three arbitrators who shall be retired judges; provided however, that any and all disputes, claims, and controversies arising out of, under or related to the Confidentiality Agreement as modified by Section 8.7 of the Merger Agreement shall not be subject to this Section 8 and such disputes, claims and controversies shall be adjudicated as provided in the Confidentiality Agreement. Any arbitration under this Section 8 shall proceed under be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Pursuant to section 1283.05 of the California Code of Civil Procedure, the parties shall have the right to take discovery in the arbitration, but such discovery shall be limited to the production of documents reasonably related to the dispute and no more than three depositions for discovery. Judgment on the Award may be entered in any court having jurisdiction. The parties shall bear their own fees, costs and expenses in connection with the arbitration.

9. Validity; Due Authorization. Each party hereto represents and warrants to the others that it is duly authorized to execute and deliver this Agreement and the relevant Release, that no further corporate, limited liability company or partnership authorizations (including any shareholder or partner approvals) are required for such party’s execution, delivery and performance of this Agreement and the relevant Release, and that this Agreement and such Release are valid and binding obligations of such party. Hollywood represents and warrants that this Agreement, the Releases and the transactions contemplated hereby and thereby have been approved by the Special Committee.

10. Specific Performance. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto and that each other party hereto shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by any party of this Agreement but shall be in addition to all other remedies available at law or equity. Each party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. No party shall take any action to impede the others from seeking to enforce such rights of specific performance.

11. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt, shall be in writing and shall be delivered in person, by cable, telegram or telex, or by facsimile transmission as follows:

(a) if to a Green Party, to:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attention: John M. Baumer

Facsimile No.: (310) 954-0404

with a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

Attention: Howard A. Sobel, Esq.

Facsimile No.: (212) 751-4864

(b) if to Hollywood, to:

Hollywood Entertainment Corporation

9275 S.W. Peyton Lane

Wilsonville, OR 97070

Attention: General Counsel

Facsimile No.: (503) 570-1680

with a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067

Attention: Jonathan K. Layne, Esq.

Facsimile No.: (310) 552-7053

and a copy to:

Stoel Rives LLP

Standard Insurance Center, Suite 2600

Portland, OR 97204-1268

Attention: Robert J. Moorman, Esq.

Facsimile No.: (503) 220-2480

12. GOVERNING LAW AND VENUE. THIS AGREEMENT AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

13. Entire Agreement; Advice of Independent Counsel. This Agreement contains the entire agreement between each of the parties hereto or among them with respect to the matters settled and released herein and supersedes any and all prior or contemporaneous representations, understandings and agreements between any of the parties hereto or among them with respect to the subject matter of this Agreement. Notwithstanding the foregoing sentence, the terms of the Confidentiality Agreement as modified by Section 8.7 of the Merger Agreement continue in full force and effect as provided in this Agreement.

14. Costs and Attorneys’ Fees. Except as expressly contemplated by Section 1 of this Agreement, each party shall bear its own costs and attorneys’ fees incurred in connection with the actions described in Section 3 of this Agreement and the negotiation and execution of this Agreement.

15. Further Efforts. Each of the parties to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (which for purposes of this section shall be deemed not to include the Buyer Merger Agreement or the transactions contemplated thereby) and to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

17. Effect of Headings. The section headings in this Agreement are for convenience only and shall not affect the construction hereof.

18. No Admission. The provisions of this Agreement shall not be deemed a presumption, concession or admission by any party of any breach of duty, liability, default or wrongdoing whatsoever, including without limitation as to any facts or claims alleged or asserted in the litigation (the “Scheduled Litigation”) described in Schedule 1 to this Agreement, or in any other actions or proceedings involving any of the parties hereto.

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

20. Assignment. The benefits and obligations of this Agreement shall inure to and be binding on the parties and their respective successors and assigns. This Agreement shall survive and be unaffected by any termination or amendment of the Buyer Merger Agreement.

21. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the parties hereto affected thereby, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

HOLLYWOOD ENTERTAINMENT CORPORATION

By:	/s/ Timothy R. Price
Name: Timothy R. Price
Title: Chief Financial Officer

LEONARD GREEN & PARTNERS, L.P.

By: LGP Management, Inc. Its: General Partner

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Vice President

GEI CAPITAL IV, LLC

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Manager

GREEN EQUITY INVESTORS IV, L.P.

By: GEI Capital IV, LLC Its: General Partner

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Manager

Signature Page to Termination Agreement

CARSO HOLDINGS CORPORATION

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Vice President

HOLLYWOOD MERGER CORPORATION

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Vice President

Signature Page to Termination Agreement